Perspective Therapeutics Appoints Maya Martinez-Davis to Board of Directors

SEATTLE – September 03, 2025 – Perspective Therapeutics, Inc. ("Perspective" or the "Company") (NYSE AMERICAN: CATX), a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body, today announced that its Board of Directors has appointed Maya Martinez-Davis as an independent director to the Company’s Board of Directors, effective today.

Ms. Martinez-Davis currently serves as President of GSK’s U.S. Commercial business, a position she has held since September 2019. In that role, she leads a robust and complex business portfolio of products in specialty, respiratory, oncology and vaccines. Prior to GSK, Ms. Martinez-Davis was President of biopharma Latin America at Merck KGaA, from April 2018 to August 2019, and prior to that served as Senior Vice President and Head of Global Oncology for its biopharma business from January 2016 through March 2018. Prior to joining Merck, she worked at Pfizer, Inc., from 2003 to 2015 in the areas of oncology, vaccines and specialty portfolios, including over a decade in senior executive roles. In addition, Ms. Martinez-Davis served on the Board of Directors of Mirati Therapeutics, Inc., a clinical-stage biotechnology company focused on the development of targeted oncology therapies, from 2018 until its acquisition by Bristol Myers Squibb in January 2024. Ms. Martinez-Davis holds an undergraduate degree from Saint Louis University and a Master’s in business leadership and marketing from the IE Business Institute in Madrid, Spain.

Lori Woods, Chairperson of Perspective, commented, “The Board and I are excited to welcome Maya and look forward to working with her as we continue to guide the Company towards building long-term shareholder value. Maya brings a phenomenal breadth of experiences, which we believe are highly complementary to the experience of our existing directors and Perspective’s management team. We believe she will be a strong steward for shareholders in helping advance our clinical programs and deliver on our goal of helping cancer patients with limited treatment options.”

“I am excited to join Perspective’s Board at such a pivotal time in the rapidly evolving radiopharma field, and to help demonstrate the promise of alpha emitting radioisotopes in the treatment of cancers throughout the body,” said Ms. Martinez-Davis. “I look forward to sharing my insights and experience with the Perspective team, as the Company advances its three clinical-stage programs with potential to transform cancer treatment.”

Thijs Spoor, Perspective’s CEO, said, “I welcome the opportunity to work with Maya. Her commercial and clinical development experience in oncology will be a valuable resource for the Perspective team. We are at an exciting time in the Company’s history, as we are excited by the potential of our cutting-edge science to produce innovative new medicines that could improve patients’ lives.”

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical company that is pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; the Company’s ability to build long-term shareholder value; the ability of alpha-emitting radioisotopes to treat cancers throughout the body; the Company’s ability to advance its clinical programs and develop medicines that could improve patients’ lives; the ability of the Company's proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the Company's prediction that the use of complementary imaging diagnostics that incorporate the same targeting moieties provides the opportunity to personalize treatment and optimize patient outcomes; the Company's belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations; and other statements that are not historical fact.

These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com